EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use, in this Offering Statement on Form 1-A, of our Independent Auditors’ Report dated April 30, 2025, with respect to our audits of the financial statements of Concreit Fund I LLC as of and for the years ended December 31, 2024 and 2023. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ dbbmckennon

Newport Beach, California

May 8, 2025